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                                 EXHIBIT 23.4
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                       Independent Accountants' Consent

The Board of Directors
First Capitol Bank:

We consent to the use of our report dated January 30, 1998 with respect to the balance sheets of First Capitol Bank as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the registration statement No. 333-58373 of Susquehanna Bancshares, Inc., incorporated by reference herein, and to the reference to our Firm under the heading "Experts" in such registration statement.


                                            /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP

Short Hills, New Jersey
December 14, 1998